Exhibit 99.1

Core-Mark Announces Third Quarter Diluted EPS of $1.02

South San Francisco, California – November 6, 2009 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the leading wholesale distributors to the convenience retail industry in North America, announced financial results for the third quarter and nine months ended September 30, 2009.

Third Quarter of 2009

Net sales were $1.78 billion for the third quarter of 2009 compared to $1.67 billion for the same period in 2008, a 6.2% increase. On a constant currency basis, net sales increased 7.1%. Net sales increased by approximately $170 million resulting from U.S. cigarette manufacturer price increases in response to the passage of the State Children’s Health Insurance Program (SCHIP). The third quarter also reflects a 9.9% decrease in carton sales.

Gross profit for the third quarter of 2009 was $101.9 million compared to $93.9 million for the same period last year. Gross profit included $0.2 million of LIFO expense compared to $6.0 million of LIFO expense last year. Excluding cigarette holding profits/losses and LIFO expense, gross profit increased to $102.2 million this quarter from $99.7 million in the third quarter of 2008, a 2.5% increase. Gross profit included higher non-cigarette floor stock gains last year compared to this year due to less inflation in certain categories.

The Company’s operating expenses for the third quarter of 2009 increased slightly to $85.8 million compared to $85.3 million in the same quarter in 2008. As a percent of net sales, total operating expenses decreased by 27 basis points driven primarily by the increase in cigarette prices. Selling, general and administration costs included higher incentive based compensation, investments in our selling and operational support infrastructure and less vendor support funds than in the third quarter of 2008, while warehouse and distribution expenses were lower due primarily to a decrease in net fuel costs and increased operating efficiencies.

Net income for the third quarter of 2009 was $11.3 million, or $1.02 per diluted share compared to $5.3 million, or $0.49 per diluted share for the same period in 2008. Results included a $0.4 million pre-tax foreign exchange gain this quarter compared to a $1.5 million pre-tax loss in the third quarter last year. Diluted earnings per share were impacted by several other items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $0.89 for the third quarter this year compared to $0.76 in the third quarter of 2008.

“We continue to have solid earnings in a challenging economy. Continued investments in our infrastructure will help us build sales and allow us to leverage our costs,” said Michael Walsh, President and Chief Executive Officer of Core-Mark. “We are very focused on programs that will help our customers increase sales profitably with our fresh and VCI offerings.”

First Nine Months of 2009

Net sales were $4.88 billion for the first nine months of 2009 compared to $4.55 billion for the same period in 2008, a 7.2% increase. On a constant currency basis, net sales increased 9.4%. This increase was due primarily to SCHIP related cigarette price increases that added approximately $377 million to cigarette sales and incremental sales from our New England division. Year-to-date carton sales declined 5.7%.

Gross profit for the first nine months of 2009 was $307.5 million compared to $266.2 million for the same period last year. Cigarette holding profits, net of the federal excise tax (FET), was $23.6 million compared to $1.5 million and LIFO expense was $5.3 million compared to $10.7 million for year-to-date 2009 and 2008 respectively. Gross profit, excluding cigarette holding profits and LIFO expense, grew to $289.2 million for the first three quarters of 2009 compared to $275.4 million in 2008, a 5.0% increase.

The Company’s operating expenses for the first nine months of 2009 increased to $251.2 million compared to $248.2 million for the same period in 2008. As a percent of net sales, operating expenses decreased by 30 basis points primarily driven by the impact of the SCHIP related cigarette price increase on net sales. Increases in bonus expense, stock compensation and health care costs, were offset substantially by a reduction in net fuel expense.

Net income for the first nine months of 2009 was $38.8 million, or $3.59 per diluted share compared to $10.5 million, or $0.95 per diluted share for the same period in 2008. Pre-tax cigarette holding profit, net of FET, was $23.6 million and contributed significantly to the improvement in net income. In addition, diluted earnings per share was impacted by several other items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $2.07 for the first nine months this year compared to $1.44 in the first nine months of 2008.

Guidance for 2009

The Company increased its annual guidance from $6.4 billion to $6.5 billion in net sales for 2009. This guidance contemplates an 8% to 10% decline in carton sales and relatively flat sales in the other product categories. Management lowered its expected capital expenditures from approximately $24 million to $22 million for 2009.

Investors Conference Call

Core-Mark will host an earnings call on Monday, November 9, 2009 at 9:00 a.m. Pacific time during which management will review the results of the quarter ended September 30, 2009. The call may be accessed by dialing 1-800-588-4973 using the code 25754848. The call may also be listened to on the Company’s internet website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark

Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 24,000 retail locations in 50 U.S. states and five Canadian provinces through 26 distribution centers, two of which Core-Mark operates as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com .

SEC Regulation G — Non-GAAP Information

This press release includes non-GAAP diluted earnings per share. We believe this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation of our diluted earnings per share. Management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Safe Harbor

Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; uncertain and recent economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market and collective bargaining agreements; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management and key personnel; integration of acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto including the Family Smoking Prevention and Tobacco Control Act which was signed into law in June 2009 which granted the U.S. federal Food & Drug Administration (“FDA”) the authority to regulate the production and marketing of tobacco products in the United States; earthquake and natural disaster damage; failure or disruptions to our information systems; a general decline in cigarette sales volume; and competition from sales of deep-discount brands and illicit and other low priced sales of cigarettes. Refer to Part II, Item 1A, “Risk Factors” of our Form 10-Q and to our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 13, 2009. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	September 30,	December 31,
	2009	2008
Assets

Current assets:
Cash and cash equivalents	$21.3	$15.7
Restricted cash	14.4	11.4
Accounts receivable, net of allowance for doubtful accounts of $9.3 and $8.8 million, respectively	165.0	146.9
Other receivables, net	41.7	34.1
Inventories, net	221.4	238.4
Deposits and prepayments	32.2	26.5
Deferred income taxes	10.5	12.2

Total current assets	506.5	485.2

Property and equipment, net	80.1	74.2
Deferred income taxes	9.0	12.1
Goodwill	3.7	3.7
Other non-current assets, net	34.3	37.4

Total assets	$633.6	$612.6

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$72.6	$66.0
Book overdrafts	13.9	17.8
Cigarette and tobacco taxes payable	104.7	103.2
Accrued liabilities	64.1	58.1
Income taxes payable	0.3	—
Deferred income taxes	1.8	1.6

Total current liabilities	257.4	246.7

Long-term debt, net	0.8	30.8
Other long-term liabilities	7.8	11.1
Claims liabilities, net of current portion	32.1	31.3
Pension liabilities	19.5	19.1

Total liabilities	317.6	339.0

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized; 10,923,871 and 10,746,416 shares issued;and 10,428,509 and 10,349,700 shares outstanding at September 30, 2009 and December 31, 2008, respectively)	0.1	0.1
Additional paid-in capital	213.7	209.3
Treasury stock at cost, 495,362 and 396,716 shares of common stock at September 30, 2009 and December 31, 2008, respectively	(13.2)	(11.0)
Retained earnings	121.1	82.3
Accumulated other comprehensive loss	(5.7)	(7.1)

Total stockholders’ equity	316.0	273.6

Total liabilities and stockholders’ equity	$633.6	$612.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$1,776.1	$1,672.7	$4,879.7	$4,552.7
Cost of goods sold	1,674.2	1,578.8	4,572.2	4,286.5

Gross profit	101.9	93.9	307.5	266.2

Warehousing and distribution expenses	51.1	54.3	146.3	151.2
Selling, general and administrative expenses	34.2	30.5	103.3	95.5
Amortization of intangible assets	0.5	0.5	1.6	1.5

Total operating expenses	85.8	85.3	251.2	248.2

Income from operations	16.1	8.6	56.3	18.0

Interest expense	0.4	0.7	1.3	1.6
Interest income	—	(0.2)	(0.2)	(0.9)
Foreign currency transaction (gains) losses, net	(0.4)	1.5	(2.0)	2.6

Income before income taxes	16.1	6.6	57.2	14.7

Provision for income taxes	4.8	1.3	18.4	4.2

Net income	$11.3	$5.3	$38.8	$10.5

Basic income per common share	$1.08	$0.51	$3.71	$1.00

Diluted income per common share	$1.02	$0.49	$3.59	$0.95

Basic weighted average shares	10.5	10.4	10.5	10.5
Diluted weighted average shares	11.0	10.9	10.8	11.0
Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net income	$38.8	$10.5
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	5.3	10.8
Amortization of debt issuance costs	0.4	0.4
Amortization of stock-based compensation expense	3.8	2.8
Bad debt expense, net	1.4	1.1
Depreciation and amortization	13.6	12.9
Foreign currency transaction (gains) losses, net	(2.0)	2.6
Deferred income taxes	4.9	—
Changes in operating assets and liabilities:
Accounts receivable	(17.8)	(16.4)
Other receivables	(6.7)	(2.6)
Inventories	16.6	(28.5)
Deposits, prepayments and other non-current assets	(6.1)	(5.9)
Accounts payable	5.2	24.4
Cigarette and tobacco taxes payable	(3.3)	7.8
Pension, claims and other accrued liabilities	1.8	3.2
Income taxes payable	0.1	0.1

Net cash provided by operating activities	56.0	23.2

Cash flows from investing activities:
Restricted cash	(1.5)	(1.6)
Acquisition of business, net of cash acquired	—	(26.4)
Additions to property and equipment, net	(13.5)	(13.9)
Capitalization of software	(0.3)	(0.7)

Net cash used in investing activities	(15.3)	(42.6)

Cash flows from financing activities:
(Repayments) borrowings under revolving credit facility, net	(30.0)	27.8
Repurchases of common stock shares (treasury stock)	(2.2)	(11.0)
Proceeds from exercise of common stock options	1.0	2.5
Tax withholdings related to net share settlements of restricted stock units	(0.3)	—
Excess tax deductions associated with stock-based compensation	0.2	0.6
Decrease in book overdrafts	(4.0)	(6.8)

Net cash (used in) provided by financing activities	(35.3)	13.1

Effects of changes in foreign exchange rates	0.2	(1.1)

Increase (decrease) in cash and cash equivalents	5.6	(7.4)
Cash and cash equivalents, beginning of period	15.7	21.3

Cash and cash equivalents, end of period	$21.3	$13.9

Supplemental disclosures:
Cash paid during the period for:
Income taxes, net of refunds	$11.5	$5.8
Interest	$0.8	$1.1

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP DILUTED EPS
(Unaudited)

	Three Months Ended September 30			Nine Months Ended September 30
			% Increase/			% Increase/
	2009(a)	2008(a)	(Decrease)	2009(a)	2008(a)	(Decrease)
Net Income	11.3	5.3	113.2%	38.8	10.5	269.5%

Diluted shares	11.0	10.9		10.8	11.0

GAAP Diluted EPS	$1.02	$0.49		$3.59	$0.95
LIFO expense	0.01	0.33		0.30	0.59
Cigarette inventory holding losses (profits)(1)	0.01	(0.01)		(1.97)	(0.08)
Net federal floor stock tax(2)	—	—		0.65	-
Foreign exchange (gains) losses	(0.02)	0.08		(0.11)	0.14
Tax items(3)	(0.13)	(0.13)		(0.39)	(0.16)

Non-GAAP Diluted EPS(4)	$0.89	$0.76	17.7%	$2.07	$1.44	43.8%

(1) Cigarette inventory holding losses/profits
Cigarette holding losses/profits for the three months ended September 30, 2009 were a loss of $0.1 million compared to a profit of $0.2 million for the same period in 2008. For the nine months ended September 30, 2009 cigarette holding profits were $35.1 million compared to $1.5 million for the same period in 2008. The increase in cigarette inventory holding profits for the nine months ended September 30, 2009 is due primarily to increases in cigarette prices by manufacturers in response to the increase in federal excise taxes mandated by the State Children’s Health Insurance Program (SCHIP) legislation.
(2) Net federal floor stock tax
The net Federal floor stock tax which was imposed as part of the SCHIP legislation for the nine months ended September 30, 2009 was $11.5 million.
(3) Tax items
Included in the provision for income taxes for the three months ended September 30, 2009 is a net benefit of $1.4 million compared to a net benefit of $1.3 million for the three months ended September 30, 2008. The net benefits relate primarily to the expiration of the statute of limitations for uncertain tax positions, adjustments of prior year’s estimates and state tax credits claimed for prior years.
Included in the provision for income taxes for the nine months ended September 30, 2009 is a net benefit of $4.1 million, inclusive of a net interest recovery of $1.2 million related to unrecognized tax benefits, compared to a net benefit of $1.7 million, inclusive of net interest expense of $0.1 million, for the nine months ended September 30, 2008. The net benefits relate primarily to the expiration of the statute of limitations for uncertain tax positions, adjustments of prior year’s estimates and state tax credits claimed for prior years.
(4) Non-GAAP Diluted EPS
The diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.30% for 2009 and 39.32% for 2008, except for the tax items(3).
(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.